Exhibit 5.2

July 29, 2013

Education Management Corporation

210 Sixth Avenue, 33rd Floor

Pittsburgh, PA 15222

Re:	Registration Statement on Form S-4 Filed by

Education Management LLC and Education Management Finance Corp., as

Issuers, Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:

We have acted as special counsel to AID Restaurant, Inc., a Texas corporation (“AID”), AIH Restaurant, Inc., a Texas corporation (“AIH”), The Connecting Link, Inc., a Georgia corporation (“CL”), EDMC Marketing and Advertising, Inc., a Georgia corporation (“EDMC MA”), Higher Education Services, Inc., a Georgia corporation (“HES”), MCM Universal Plaza, Inc., an Illinois corporation (“MCM”), AICA-IE Restaurant, Inc., a California corporation (“AICA-IE”), and AIT Restaurant, Inc., a Florida corporation (“AIT” and collectively with AID, AIH, CL, EDMC MA, HES, MCM and AICA-IE, the “Covered Guarantors” and each, a “Covered Guarantor”) in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The Registration Statement relates to the proposed registration of (i) $203,044,423 aggregate principal amount of Senior Cash Pay/PIK Notes due 2018 (the “Exchange Notes”), and (ii) up to $23,455,215 of additional aggregate principal amount of Senior Cash Pay/PIK Notes due 2018 which may be issued as PIK Interest under the terms of and as defined in the Indenture (the “PIK Notes”) of Education Management LLC., a Delaware limited liability company (the “Company”), and Education Management Finance Corp., a Delaware corporation (the “Co-Issuer” and together with the Company, the “Issuers”) and the related Guarantees of the Guarantors (each as defined below) listed in the Registration Statement, pursuant to the Indenture referred to below. The Exchange Notes are to be issued in exchange for (the “Exchange Offer”) the outstanding Senior Cash Pay/PIK Notes due 2018 of the Issuers (the “Outstanding Notes”), of which we understand $203,044,423 in aggregate principal amount is outstanding on the date hereof. The Outstanding Notes have been, and the Exchange Notes and any PIK Notes will be, issued pursuant to an Indenture, dated as of March 5, 2013 (as amended, supplemented or otherwise modified through the date hereof, the “Indenture”), by and among the Company, the Co-Issuer, the Covered Guarantors and the other Guarantors party thereto (collectively with the Covered Guarantors, the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A., as trustee. The Outstanding Notes are, and the Exchange Notes and any PIK Notes will be, guaranteed (collectively the “Guarantees” and each, a “Guarantee”) on a joint and several basis by the Guarantors.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

Education Management Corporation

July 29, 2013

1.	Each of the Covered Guarantors is a corporation existing and in good standing under the laws of its jurisdiction of incorporation.

2.	The execution and delivery of the Indenture by each Covered Guarantor has been authorized by all necessary corporate action of each Covered Guarantor.

3.	The Guarantee of the Exchange Notes and any PIK Notes by each Covered Guarantor has been authorized by all necessary corporate action of each Covered Guarantor.

4.	The execution, delivery, performance and compliance with the terms and provisions of the Indenture by each Covered Guarantor will not and does not, as applicable, violate the laws of its jurisdiction of incorporation known to us to be generally applicable to transactions of this type (other than state securities or “blue sky” laws as to which we express no opinion in this paragraph) or the terms and provisions of such Covered Guarantor’s Certificate of Incorporation or Bylaws.

The opinions set forth above are subject to the following limitations, qualifications and assumptions:

The opinions expressed herein with respect to the existence and/or good standing of the Covered Guarantors are based solely on certificates of public officials as to factual matters and legal conclusions set forth therein.

For purposes of the opinions expressed herein, we have assumed that each party to the Indenture, other than the Covered Guarantors, has authorized, executed and delivered the Indenture and that the Indenture is the valid, binding and enforceable obligation of each such party.

The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.

As to facts material to the opinions and assumptions expressed herein, we have relied upon written statements and representations of officers and other representatives of the Covered Guarantors. The opinions expressed herein are limited to the laws of the States of Texas, Georgia, Illinois, California and Florida as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein.

We hereby consent to the reliance upon the opinions expressed herein by Simpson Thacher & Bartlett LLP for purposes of its opinions being delivered and filed as Exhibit 5.1 to the Registration Statement.

Education Management Corporation

July 29, 2013

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day